February 8, 1996

Select Capital Growth Fund, Inc.
20 Washington Avenue South
Minneapolis, Minnesota  55401

Gentlemen:

I have examined the documents related to the establishment of Select Capital Growth Fund, Inc., a Minnesota corporation, and have reviewed such matters of law as deemed necessary for this opinion, and advise you that in my opinion:

1. Select Capital Growth Fund, Inc. is a corporation duly organized and existing under the laws of the State of Minnesota.

2. All necessary corporate action on the part of Select Capital Growth Fund, Inc. had been taken to authorize the issuance and sale of shares of common stock sold by Select Capital Growth Fund, Inc., which sales ceased as of April 28, 1995, and when issued and sold as contemplated in the Registration Statement and prospectus, such shares were legally issued, fully paid and nonassessable.

I consent to the filing of this opinion with the Securities and Exchange Commission in connection with Select Capital Growth Fund, Inc.'s filing a Final Rule 24f-2 Notice under the Investment Company Act of 1940.

Sincerely,


/s/ James E. Nelson
Counsel